SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     ) *

Ehang Holdings Limited

(Name of Issuer)

Class A ordinary shares, par value $0.0001 per share

(Title of Class of Securities)

26853E 10 2 **

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**

CUSIP number 26853E 10 2 has been assigned to the American depositary shares (“ADSs”) of the Issuer, which are quoted on The Nasdaq Stock Market under the symbol “EH.” Each ADS represents two Class A Ordinary Shares of the Issuer. No CUSIP number has been assigned to the Class A Ordinary Shares of the Issuer.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26853E 10 2	13G

1.	Names of Reporting Persons GGV Capital V L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 10,706,749 ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,706,749 ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,706,749 ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 17.7% of Class A Ordinary Shares (10.1% of ordinary shares)(3)
12.	Type of Reporting Person (see instructions) PN
(1)

This statement on Schedule 13G is filed by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital V L.L.C., Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 10,398,077 Class A ordinary shares and (ii) 308,672 Class A ordinary shares represented by 154,336 American Depositary Shares (“ADS”) held by GGV Capital V L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

CUSIP No. 26853E 10 2	13G

1.	Names of Reporting Persons GGV Capital V Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 392,937 ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 392,937 ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 392,937 ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.6% of Class A Ordinary Shares (0.4% of ordinary shares) (3)
12.	Type of Reporting Person (see instructions) PN
(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 381,609 Class A ordinary shares and (ii) 11,328 Class A ordinary shares represented by 5,664 American Depositary Shares (“ADS”) held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

CUSIP No. 26853E 10 2	13G

1.	Names of Reporting Persons GGV Capital V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 11,099,686 ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 11,099,686 ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,099,686 ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 18.3% of Class A Ordinary Shares (10.5% of ordinary shares) (3)
12.	Type of Reporting Person (see instructions) OO
(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 10,398,077 Class A ordinary shares held by GGV Capital V L.P., (ii) 381,609 Class A ordinary shares held by GGV Capital V Entrepreneurs Fund L.P., (iii) 308,672 Class A ordinary shares represented by 154,336 ADSs held by GGV Capital V L.P. and (iv) 11,328 Class A ordinary shares represented by 5,664 ADS held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneur Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

CUSIP No. 26853E 10 2	13G

1.	Names of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 11,099,686 ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 11,099,686 ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,099,686 ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 18.3% of Class A Ordinary Shares (10.5% of ordinary shares) (3)
12.	Type of Reporting Person (see instructions) IN
(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 10,398,077 Class A ordinary shares held by GGV Capital V L.P., (ii) 381,609 Class A ordinary shares held by GGV Capital V Entrepreneurs Fund L.P., (iii) 308,672 Class A ordinary shares represented by 154,336 ADSs held by GGV Capital V L.P. and (iv) 11,328 Class A ordinary shares represented by 5,664 ADS held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

CUSIP No. 26853E 10 2	13G

1.	Names of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 11,099,686 ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 11,099,686 ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,099,686 ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 18.3% of Class A Ordinary Shares (10.5% of ordinary shares) (3)
12.	Type of Reporting Person (see instructions) IN
(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 10,398,077 Class A ordinary shares held by GGV Capital V L.P., (ii) 381,609 Class A ordinary shares held by GGV Capital V Entrepreneurs Fund L.P., (iii) 308,672 Class A ordinary shares represented by 154,336 ADSs held by GGV Capital V L.P. and (iv) 11,328 Class A ordinary shares represented by 5,664 ADS held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

CUSIP No. 26853E 10 2	13G

1.	Names of Reporting Persons Jenny Hong Wei Lee
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 11,099,686 ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 11,099,686 ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,099,686 ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 18.3% of Class A Ordinary Shares (10.5% of ordinary shares) (3)
12.	Type of Reporting Person (see instructions) IN
(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 10,398,077 Class A ordinary shares held by GGV Capital V L.P., (ii) 381,609 Class A ordinary shares held by GGV Capital V Entrepreneurs Fund L.P., (iii) 308,672 Class A ordinary shares represented by 154,336 ADSs held by GGV Capital V L.P. and (iv) 11,328 Class A ordinary shares represented by 5,664 ADS held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

CUSIP No. 26853E 10 2	13G

1.	Names of Reporting Persons Jeffrey Gordon Richards
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 11,099,686 ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 11,099,686 ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,099,686 ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 18.3% of Class A Ordinary Shares (10.5% of ordinary shares) (3)
12.	Type of Reporting Person (see instructions) IN
(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 10,398,077 Class A ordinary shares held by GGV Capital V L.P., (ii) 381,609 Class A ordinary shares held by GGV Capital V Entrepreneurs Fund L.P., (iii) 308,672 Class A ordinary shares represented by 154,336 ADSs held by GGV Capital V L.P. and (iv) 11,328 Class A ordinary shares represented by 5,664 ADS held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

CUSIP No. 26853E 10 2	13G

1.	Names of Reporting Persons Hans Tung
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 11,099,686 ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 11,099,686 ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,099,686 ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 18.3% of Class A Ordinary Shares (10.5% of ordinary shares) (3)
12.	Type of Reporting Person (see instructions) IN
(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Consists of (i) 10,398,077 Class A ordinary shares held by GGV Capital V L.P., (ii) 381,609 Class A ordinary shares held by GGV Capital V Entrepreneurs Fund L.P., (iii) 308,672 Class A ordinary shares represented by 154,336 ADSs held by GGV Capital V L.P. and (iv) 11,328 Class A ordinary shares represented by 5,664 ADS held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

CUSIP No. 26853E 10 2	13G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of the Class A ordinary shares, par value $0.0001 per share Ehang Holdings Limited (the “Issuer”).

Item 1(a).	Name of Issuer:

Ehang Holdings Limited

Item 1(b).	Address of Issuer’s Principal Executive Officers:

Building #C, Yixiang Technology Park No. 72

Nanxiang 2nd Road

Guangzhou F4 510700

People’s Republic of China

Item 2(a).	Name of Person(s) Filing:

GGV Capital V L.P.

GGV Capital V Entrepreneurs Fund L.P.

GGV Capital V L.L.C.

Jixun Foo

Glenn Solomon

Jenny Hong Wei Lee

Jeffrey Gordon Richards

Hans Tung

Item 2(b).	Address of Principal Business Office:

GGV Capital

3000 Sand Hill Road, Suite 4-230

Menlo Park, California 94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name	Citizenship or Place of Organization
1. GGV Capital V L.P.	Delaware, United States of America

2. GGV Capital V Entrepreneurs Fund L.P.	Delaware, United States of America

3. GGV Capital V L.L.C.	Delaware, United States of America

4. Jixun Foo	Singapore

5. Glenn Solomon	United States of America

6. Jenny Hong Wei Lee	Singapore

7. Jeffrey Gordon Richards	United States of America

8. Hans Tung	United States of America

Item 2(d).	Title of Class of Securities:

Class A ordinary shares, par value $0.0001 per share

Item 2(e).	CUSIP Number:

26853E 10 2. This CUSIP number applies to the American Depositary Shares of the Issuer, each representing two Class A ordinary shares of the Issuer. No CUSIP has been assigned to the Class A ordinary shares.

CUSIP No. 26853E 10 2	13G

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the ADS of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2019:

Reporting Persons	Shares Held Directly (1)	Shared Voting Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class A Ordinary Shares (3)
GGV Capital V L.P.	10,706,749	10,706,749	10,706,749	10,706,749	17.7% of Class A Ordinary Shares (10.1% of ordinary shares)
GGV Capital V Entrepreneurs Fund L.P.	392,937	392,937	392,937	392,937	0.6% of Class A Ordinary Shares (0.4% of ordinary shares)
GGV Capital V L.L.C. (2)	0	11,099,686	11,099,686	11,099,686	18.3% of Class A Ordinary Shares (10.5% of ordinary shares)
Jixun Foo (2)	0	11,099,686	11,099,686	11,099,686	18.3% of Class A Ordinary Shares (10.5% of ordinary shares)
Glenn Solomon (2)	0	11,099,686	11,099,686	11,099,686	18.3% of Class A Ordinary Shares (10.5% of ordinary shares)
Jenny Hong Wei Lee (2)	0	11,099,686	11,099,686	11,099,686	18.3% of Class A Ordinary Shares (10.5% of ordinary shares)
Jeffrey Gordon Richards (2)	0	11,099,686	11,099,686	11,099,686	18.3% of Class A Ordinary Shares (10.5% of ordinary shares)
Hans Tung (2)	0	11,099,686	11,099,686	11,099,686	18.3% of Class A Ordinary Shares (10.5% of ordinary shares)

(1)	Represents the number of Class A ordinary shares, including shares underlying ADSs, currently held by the Reporting Persons.
(2)

GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)

The percentage of ordinary shares beneficially owned by each of the Reporting Persons as of December 31, 2019 is based on a total of 106,076,731 ordinary shares (being the sum of 60,654,068 Class A ordinary shares and 45,422,663 Class B ordinary shares) of the Issuer outstanding as of December 16, 2019, as set forth in the Issuer’s final prospectus dated December 11, 2019, filed with the Securities and Exchange Commission on December 12, 2019. The percentage of Class A ordinary shares beneficially owned by each of the Reporting Persons is based on 60,654,068 Class A ordinary shares outstanding as of December 16, 2019. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

CUSIP No. 26853E 10 2	13G

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

CUSIP No. 26853E 10 2	13G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2020

GGV CAPITAL V L.P.
BY: GGV CAPITAL V L.L.C.
ITS: GENERAL PARTNER

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-fact

GGV CAPITAL V ENTREPRENEURS FUND L.P.
BY: GGV CAPITAL V L.L.C.
ITS: GENERAL PARTNER

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-fact

GGV CAPITAL V L.L.C.

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-fact

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement